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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)

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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED MARCH [23], 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Global Small & Mid Cap Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and allocates certain assets of the Fund among three sub-advisers, Dimensional Fund Advisors LP, Champlain Investment Partners, LLC and Mondrian Investment Partners Limited (“Mondrian”). This Information Statement is being provided to the shareholders of the Fund to provide shareholders information about a new investment sub-advisory agreement with Mondrian, a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the Board’s approval, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about March [23], 2011, to shareholders of record of the Fund as of March 14, 2011 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders. If you wish to receive individual copies of this Information Statement, please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, [ ] shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the New Sub-Advisory Agreement

At a regular meeting of the Board of Directors of the Corporation held on January 20, 2011, the Board of Directors, including the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) unanimously approved a new sub-advisory agreement with Mondrian for the Fund. The Board noted that the fees payable to Mondrian under the sub-advisory agreement do not result in an increase in the Fund’s advisory fee levels previously approved by the Fund’s shareholders, as set forth herein.

In approving the sub-advisory agreement, the Board of Directors considered the overall fairness of the sub-advisory agreement and whether the agreement was in the best interest of the Fund. The Board of Directors further considered factors it deemed relevant with respect to the Fund, including, as applicable: (1) the nature, quality and extent of the services provided or to be provided by the sub-adviser to the Fund; (2) the investment performance of the Fund and its sub-adviser; (3) the costs of the services to be provided and profits to be realized by the sub-adviser and its affiliates from the sub-adviser’s relationship with the Fund; (4) the extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale for the benefit of Fund investors; and (5) comparative services rendered and comparative advisory and sub-advisory fee rates. In considering the sub-advisory agreement, the Board did not identify any single factor or information as all-important or controlling. In addition to the foregoing factors, the Board of Directors also discussed whether there were other benefits received by the Adviser, the sub-adviser, or their affiliates, from the sub-adviser’s relationship with the Fund. The Board of Directors concluded that any fall-out benefits resulting from the engagement of the sub-adviser were such that it did not impact the Board’s conclusion that the proposed sub-advisory fees were reasonable.

The Directors noted that Mondrian’s fees would be paid entirely by the Adviser so that no additional expenses would be borne by shareholders for the engagement of Mondrian. The Directors considered the scope and quality of services to be provided by the sub-adviser, including the fact that the sub-adviser pays the costs of all necessary investment and management facilities necessary for the efficient conduct of its services. The Directors also considered the qualifications and experience of the portfolio manager that would be responsible for managing the sub-adviser’s portion of the Fund. The Directors further considered comparative fees and performance data of other comparable portfolios managed by the sub-adviser. Based on these considerations, the Board was satisfied, with respect to the sub-adviser and the Fund that (1) the Fund was reasonably likely to benefit from the nature, quality and extent of the sub-adviser’s services and (2) the sub-adviser’s compensation is fair and reasonable. The Board was also assisted by the advice of independent counsel in making this determination. Based on the foregoing, the Board, including the Independent Directors, unanimously approved the sub-advisory agreement with Mondrian. As a result of the Board’s determination, Mondrian became a sub-adviser to the Fund effective as of January 21, 2011.

Information Regarding the Investment Sub-Advisory Agreement

Under the terms of the sub-advisory agreement with Mondrian, Mondrian will, subject to the supervision of the Adviser and the Board of Directors and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The sub-advisory agreement generally provides that Mondrian will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in the good faith exercise of its investment discretion in connection with selecting investments for the portion of Fund managed by Mondrian, except for losses resulting (i) from a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of Mondrian or any of its officers, directors, members, employees, or affiliates (which are controlled by the Mondrian, control Mondrian or are under common control with Mondrian), or (ii) from any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by Mondrian or any of its officers, directors, members, employees or affiliates.

The sub-advisory agreement further provides that it will remain in effect for its initial two-year term and thereafter so long as the Board of Directors or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The sub-advisory agreement also can be terminated at any time, without the payment of any penalty, by the Board of Directors, the Adviser, Mondrian, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the nonterminating party or parties. In addition, the sub-advisory agreement terminates automatically in the event of its assignment.

Pursuant to the sub-advisory agreement, Mondrian will reserve a specified level of capacity for managing certain of the Fund’s assets under each of its International Small Cap Equity program and, upon its launch, its Small Cap Equity Emerging Markets program.

Mondrian’s fees are based on the assets that Mondrian is responsible for managing. Under the sub-advisory agreement, Mondrian’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund. The fees Mondrian receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Mondrian and the Fund’s other sub-advisers are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the investment advisory agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Average Net Assets
Global Small & Mid Cap Fund	0.85%

The Adviser has contractually committed through October 31, 2012 to waive its advisory fees to the extent necessary to maintain the net operating expense ratios, excluding investment interest expense, transaction costs and acquired fund fees and expenses (if any), of the Fund at 1.11% . The contractual advisory fee waiver may be changed or terminated at any time with the approval of the Board of Directors of the Corporation.

For the fiscal year ended October 31, 2010, the Adviser received $30,711,773 in net advisory fees from the Fund, representing 0.85% of the Fund’s average daily net assets. If Mondrian had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2010, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $9,732,521 or 0.27% of the Fund’s average daily net assets. As of such period, the Fund had two other sub-advisers.

Information Regarding Mondrian

As one of the sub-advisers to the Fund, while seeking to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund, Mondrian generally will invest in securities of small companies with a market capitalization of up to $2.75 billion at the time of purchase, located in foreign countries, including emerging market countries. Mondrian manages fixed income and equity accounts for institutional clients, private investment funds and acts as sub-adviser for U.S. registered investment companies. Mondrian’s equity investment approach follows a broad based approach which incorporates both a macroeconomic or top-down approach and an individual security selection or bottom-up approach. Mondrian uses a value-oriented defensive management style and typically will invest in stocks where a dividend discount analysis isolates value in terms of the long-term flow of dividends. Dividends and expected future dividend growth play an important role in the decision making process and currency analysis also plays a critical factor. Mondrian uses a long-term oriented purchasing power parity analysis in evaluating the most likely impact currency translations will have on portfolio holdings when converted back to the client’s domestic currency. Mondrian’s international small cap equity team conducts its own research and investment decisions are conducted on a team consensus basis.

Mondrian, located at 10 Gresham Street, London, United Kingdom, EC2V7JD was founded in 1990 and is registered as an investment adviser with the SEC and is regulated by the United Kingdom’s Financial Services Authority. Mondrian is currently 73% owned by its employees and 27% owned by private equity funds sponsored by Hellman & Friedman, LLC. The private equity funds sponsored by Hellman & Friedman LLC are passive, non-controlling minority investors in Mondrian and do not have day-to-day involvement in the management of Mondrian. David Tilles is Executive Chairman and Clive Gillmore is Chief Executive Officer, Chief Investment Officer Global Equities and a Director of Mondrian. Other directors and principal executive officers of Mondrian include, Elizabeth Desmond – Director and Chief Investment Officer International Equities, John Emberson – Director and Chief Operating Officer, John Kirk – Director

and Deputy Chief Executive Officer, Nigel May – Director and Deputy Chief Executive Officer, Christopher Moth – Director and Chief Investment Officer Fixed Income, Hamish Parker – Director and Senior Portfolio Manager, John Barrett – Chief Compliance Officer, Jane Goss – General Counsel and Secretary.

The address of Mondrian’s directors and principal executive officers is 10 Gresham Street, London, United Kingdom, EC2V7JD. As of December 31, 2011, Mondrian’s assets under management totaled approximately $68.38 billion. The following individual is responsible for managing Mondrian’s portion of the Fund:

Dr. Ormala Krishnan, Senior Portfolio Manager, heads Mondrian’s International Small Capitalization team. Dr. Krishnan started her investment career in 1993 with Singapore based Koeneman Capital Management and joined Mondrian in 2000 as a portfolio manager. Prior to joining Mondrian, Dr. Krishnan was an investment consultant with William M. Mercer. Dr. Krishnan earned a BSc in Pure and Applied Mathematics from the National University of Singapore, a MSc in Actuarial Science from City University, London, and a Doctorate in Investment and Finance from Sir John Cass Business School, City of London.

Other Investment Companies Advised or Sub-Advised by Mondrian. Mondrian currently acts as adviser or sub-adviser to the following registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Mondrian’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of each such fund as of December 31, 2010, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Applicable Fee
	Net Assets as of	Advisory or Sub-Advisory	Waiver or Expense
Fund	12/31/2010	Fee Rate	Reimbursement

Registered Fund	$111 million	All assets – 0.70%	None

Registered	$445 million	First $850 million – 0.575%	None
Fund*		Thereafter – 0.55%

Registered Fund	$303 million	All assets – 0.65%	None

* This account forms part of a multi-asset group relationship with Mondrian with total assets of $1,496 million.

Brokerage Commissions

For the fiscal year ended December 31, 2010, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Distributors Inc. (“BNY Distributors”), the Corporation’s distributor, and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”), the Corporation’s administrator, are also located at 760 Moore Road, King of Prussia, PA 19408.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

           As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co.	_____%
c/o Bessemer Trust Company
100 Woodbridge Center Drive
Woodbridge, NJ 07095-1162